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D&E COMMUNICATIONS, INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE

October 29, 2004

CONTACT PERSON:

W. Garth Sprecher

(717) 738-8304

D&E COMMUNICATIONS, INC. BOARD OF DIRECTORS

ELECTS G. WILLIAM RUHL AS NEW CHAIRMAN

EPHRATA - (October 29, 2004) - D&E Communications, Inc. (D&E) (NASDAQ: DECC) announced today that at a board meeting on October 28, 2004, its board of directors elected

G. William Ruhl to succeed Anne B. Sweigart as Chairman of the Board of Directors and President effective November 1, 2004. The board previously announced that Mrs. Sweigart would retire from those positions on November 1, 2004.

Mr. Ruhl has served as Chief Executive Officer of D&E since October, 2001. He continues to serve in that position while the company conducts a search for a new CEO, as previously announced. He joined D&E in 1991 as a Senior Vice President and became a director of the Company in 1993. Mr. Ruhl was previously employed by Bell of Pennsylvania - Bell Atlantic from 1961 to 1991, retiring as Director of Network Architecture and Deployment Planning.

He serves on the President's National Security Telecommunications Advisory Committee and numerous community and civic organizations. A registered Professional Engineer, he is a graduate of Lehigh University.

"During its 93 year history, D&E has developed a reputation for delivering excellence in applying technology and providing customer service," Mr. Ruhl said. " I am honored that the Board has given me the opportunity to serve as Chairman and President, as we work to advance the company's mission to be the region's leading integrated communications provider."

D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business. They are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.